Exhibit 99.1

AmerisourceBergen Corporation
1 West First Avenue
Conshohocken, PA 19428

AMERISOURCEBERGEN REPORTS
FISCAL 2022 THIRD QUARTER RESULTS
Revenues of $60.1 billion for the Third Quarter, a 12.5 Percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $1.92 and Adjusted Diluted EPS of $2.62
Adjusted Diluted EPS Guidance Range Raised to $10.90 to $11.10 for Fiscal 2022

CONSHOHOCKEN, PA, August 3, 2022 - AmerisourceBergen Corporation (NYSE: ABC) today reported that in its fiscal year 2022 third quarter ended June 30, 2022, revenue increased 12.5 percent year-over-year to $60.1 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $1.92 for the June quarter of fiscal 2022 compared to $1.40 in the prior year quarter. Adjusted diluted EPS, which is a non-GAAP measure that excludes items described below, increased 21.3 percent to $2.62 in the fiscal third quarter from $2.16 in the prior year quarter.

    AmerisourceBergen is updating its outlook for fiscal year 2022. The Company does not provide forward-looking guidance on a GAAP basis, as discussed below in Fiscal Year 2022 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $10.80 to $11.05 to a range of $10.90 to $11.10.

"AmerisourceBergen delivered another quarter of strong results, and we have raised our full year outlook, driven by our team members' continued strong execution, our differentiated solutions, and the resilience of our businesses," said Steven H. Collis, Chairman, President & Chief Executive Officer of AmerisourceBergen.

"As a global healthcare solutions leader, driven by our 42,000 team members, we continue to deliver on our strategic imperatives and further strengthen our value proposition to our upstream and downstream partners," Mr. Collis continued. "We remain guided by our purpose of being united in our responsibility to create healthier futures - and inspired by the importance of our role at the core of the global pharmaceutical supply chain, supporting pharmaceutical innovation and facilitating access to critical medications around the world."

Third Quarter Fiscal Year 2022 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$60.1B	$60.1B
Gross Profit	$2.0B	$2.1B
Operating Expenses	$1.5B	$1.3B
Operating Income	$487M	$756M
Interest Expense, Net	$53M	$53M
Effective Tax Rate	23.7%	20.2%
Net Income Attributable to AmerisourceBergen Corporation	$407M	$555M
Diluted Earnings Per Share	$1.92	$2.62
Diluted Shares Outstanding	211.7M	211.7M

Below, AmerisourceBergen presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the "Supplemental Information Regarding Non-GAAP Financial Measures" following the tables.

Third Quarter GAAP Results

•Revenue: In the third quarter of fiscal 2022, revenue was $60.1 billion, up 12.5 percent compared to the same quarter in the previous fiscal year, reflecting a 120.3 percent increase in revenue within International Healthcare Solutions, which was primarily driven by the June 2021 acquisition of Alliance Healthcare, and a 6.0 percent increase in U.S. Healthcare Solutions revenue.

•Gross Profit: Gross profit in the third quarter of fiscal 2022 was $2.0 billion, a 6.7 percent increase compared to the same period in the previous fiscal year primarily due to an increase in gross profit in International Healthcare Solutions, which was largely driven by the June 2021 acquisition of Alliance Healthcare, and an increase in gross profit in U.S. Healthcare Solutions. The increase in gross profit was partially offset by a decrease in gains related to antitrust litigation settlements, a LIFO expense in the current year period versus a LIFO credit in the previous fiscal year period, and the Turkey foreign exchange remeasurement expense due to its economy now being considered highly inflationary in the current year quarter. Gross profit as a percentage of revenue was 3.36 percent, a decrease of 18 basis points from the prior year quarter.

•Operating Expenses: In the third quarter of fiscal 2022, operating expenses were $1.5 billion, a 20.6 percent increase compared to the same period in the previous fiscal year, primarily as a result of increases in distribution, selling, and administrative expenses and depreciation and amortization expense compared to the prior year quarter, largely due to the June 2021 acquisition of Alliance Healthcare, and a goodwill impairment charge related to Profarma in the current year quarter. The increase in operating expenses was partially offset by a reduction of opioid legal settlement accruals as the prior year quarter included a $124.3 million expense accrual.

•Operating Income: In the third quarter of fiscal 2022, operating income was $487.3 million, a 21.5 percent decrease compared to the same period in the previous fiscal year due to the increase in operating expenses and partially offset by higher gross profit. Operating income as a percentage of revenue was 0.81 percent in the third quarter of fiscal 2022, a decrease of 35 basis points when compared to the prior year quarter.

•Interest Expense, Net: In the third quarter of fiscal 2022, net interest expense of $52.9 million was up 3.0 percent versus the prior year quarter primarily due to an increase in debt as a result of the June 2021 acquisition of Alliance Healthcare.

•Effective Tax Rate: The effective tax rate was 23.7 percent for the third quarter of fiscal 2022. This compares to 48.5 percent in the prior year quarter, which was negatively impacted by tax reform in the United Kingdom.

•Diluted Earnings Per Share: Diluted earnings per share was $1.92 in the third quarter of fiscal 2022, a 37.1 percent increase compared to $1.40 in the previous fiscal year’s third quarter. The increase was primarily due to the lower effective tax rate, offset in part by the decline in operating income.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2022 were 211.7 million, an increase of 2.8 million shares, or 1.4 percent versus the prior fiscal year third quarter resulting from stock option exercises, restricted stock vesting, and the June 2021 issuance of 2 million shares of the Company's common stock to Walgreens Boots Alliance, Inc. ("WBA") in connection with the acquisition of Alliance Healthcare, partially offset by share repurchases.

Third Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the third quarter of fiscal 2022, revenue was $60.1 billion, up 12.5 percent compared to the same quarter in the previous fiscal year, reflecting a 120.3 percent increase in revenue within International Healthcare Solutions, which was primarily driven by the June 2021 acquisition of Alliance Healthcare, and a 6.0 percent increase in U.S. Healthcare Solutions revenue.

•Adjusted Gross Profit: Adjusted gross profit in the third quarter of fiscal 2022 was $2.1 billion, a 27.0 percent increase compared to the same period in the previous fiscal year due to increases in gross profit in International Healthcare Solutions, which was primarily driven by the June 2021 acquisition of Alliance Healthcare, and U.S. Healthcare Solutions. Adjusted gross profit as a percentage of revenue was 3.44 percent in the fiscal 2022 third quarter, an increase of 39 basis points when compared to the prior year quarter primarily driven by the June 2021 acquisition of Alliance Healthcare and fees earned from the distribution of government-owned COVID-19 treatments.

•Adjusted Operating Expenses: In the third quarter of fiscal 2022, adjusted operating expenses were $1.3 billion, a 31.5 percent increase, primarily as a result of increases in distribution, selling, and administrative expenses and depreciation expense compared to the prior year quarter primarily due to the June 2021 acquisition of Alliance Healthcare.

•Adjusted Operating Income: In the third quarter of fiscal 2022, adjusted operating income was $756.2 million, a 19.9 percent increase compared to the same period in the prior fiscal year. The increase was due to a 74.8 percent increase in operating income within International Healthcare Solutions and a 9.5 percent increase in U.S. Healthcare Solutions' operating income. Adjusted operating income as a percentage of revenue was 1.26 percent in the fiscal 2022 third quarter, an increase of 8 basis points when compared to the prior year quarter primarily due to the June 2021 Alliance Healthcare acquisition and fees earned from the distribution of government-owned COVID-19 treatments.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the third quarter of fiscal 2022, net interest expense of $52.9 million was up 3.0 percent versus the prior year quarter primarily due to an increase in debt as a result of the June 2021 acquisition of Alliance Healthcare.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.2 percent for the third quarter of fiscal 2022 compared to 21.0 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $2.62 in the third quarter of fiscal 2022, a 21.3 percent increase compared to $2.16 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the third quarter of fiscal 2022 were 211.7 million, an increase of 2.8 million shares, or 1.4 percent versus the prior fiscal year third quarter resulting from stock option exercises, restricted stock vesting, and the June 2021 issuance of 2 million shares of the Company's common stock to WBA in connection with the acquisition of Alliance Healthcare, partially offset by share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers. In the first quarter of fiscal 2022, the Company re-aligned its reporting structure under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions. U.S. Healthcare Solutions consists of the legacy Pharmaceutical Distribution Services reportable segment (excluding Profarma), MWI Animal Health, Xcenda, Lash Group, and ICS 3PL. International Healthcare Solutions consists of Alliance Healthcare, World Courier, Innomar, Profarma, and Profarma Specialty (until it was divested in June 2022). The Company’s previously reported segment results have been revised to conform to its re-aligned reporting structure.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $53.4 billion in the third quarter of fiscal 2022, an increase of 6.0 percent compared to the same quarter in the prior fiscal year primarily due to overall market growth and increased sales to specialty physician practices, and partially offset by a decline in sales of commercial COVID-19 treatments. Segment operating income of $579.9 million in the third quarter of fiscal 2022 was up 9.5 percent compared to the same period in the previous fiscal year as a result of an increase in gross profit, including fees earned from the distribution of government-owned COVID-19 treatments and gross profit on sales to specialty physician practices.

International Healthcare Solutions

    Revenue in International Healthcare Solutions was $6.7 billion in the third quarter of fiscal 2022, an increase from the previous fiscal year’s third quarter of 120.3 percent, primarily due to the June 2021 acquisition of Alliance Healthcare. Segment operating income in the third quarter of fiscal 2022 was $176.3 million, an increase of 74.8 percent, primarily due to the June 2021 acquisition of Alliance Healthcare and strong operating performance at World Courier.

Recent Company Highlights & Milestones

•On June 1, 2022, AmerisourceBergen hosted an investor day event during which management discussed the company's purpose, strategic imperatives, ESG commitments and long-term financial growth outlook.
•Good Neighbor Pharmacy, AmerisourceBergen’s national independent pharmacy network, announced that it was ranked “Highest in Customer Satisfaction with Chain Drug Store Pharmacies” in the J.D. Power 2022 U.S. Pharmacy Study. This marks the eleventh time that Good Neighbor Pharmacy has earned the achievement in the last 13 years and the network's sixth consecutive win.
•Good Neighbor Pharmacy celebrated its fortieth anniversary and hosted ThoughtSpot, its annual conference and tradeshow. Nearly 5,000 independent pharmacy owners and advocates participated in the event, which included continuing education sessions and certification programs, networking events and business resources.
•AmerisourceBergen launched Clinical Trial Navigator, a solution suite that assists with biopharmaceutical clinical trial recruitment within community-based specialty practices. Clinical Trial Navigator unites oncology practices and their patients with trials through digital selection, patient identification and enrollment tools.
•Americares, in partnership with the Healthcare Distribution Alliance, presented its annual Power of Partnership Award to AmerisourceBergen in recognition of the Company's commitment to increasing access to healthcare around the world. AmerisourceBergen and the AmerisourceBergen Foundation have supported Americares since 1997, providing both product donations and financial contributions to support the organization’s ongoing health programs in the U.S. and its emergency response and recovery efforts worldwide.
•The AmerisourceBergen Foundation committed funds to the United Nations Foundation's Shot@Life campaign to support vaccine equity, protecting the world's most vulnerable children from devastating diseases. The funding will be used towards vaccine inventions in marginalized populations and will specifically support vaccine delivery, transportation logistics and community engagement.
•AmerisourceBergen published its first Diversity, Equity and Inclusion Summary Report, which captures progress and provides transparency on core Diversity, Equity and Inclusion measurements for workforce diversity. The report aligns with the Company's Diversity, Equity and Inclusion strategy focused on people, culture, progress and community.

Fiscal Year 2022 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as certain financial information, the probable significance of which cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2022 Expectations on an Adjusted (non-GAAP) Basis

AmerisourceBergen is now updating its fiscal year 2022 financial guidance to reflect the stronger than expected performance of several of its businesses and a lower average diluted share count. The company's previously communicated expectations for COVID contributions remain generally unchanged, with the June quarter contribution being in line with expectations. The Company now expects:

•Adjusted Diluted Earnings Per Share to be in the range of $10.90 to $11.10, raised from the previous range of $10.80 to $11.05.

Additional expectations now include:

•U.S. Healthcare Solutions operating income to be in the range of $2.44 billion to $2.48 billion, representing growth of 8% to 10%, raising the lower end of the previous range of $2.42 billion to $2.48 billion;
•Weighted average diluted shares to be in the range of 211 million to 211.5 million shares for the fiscal year, lowered from the previous range of approximately 212 million shares;
•Adjusted free cash flow to be in the range of $2.3 billion to $2.5 billion, raising the lower end of the previous range of $2.0 billion to $2.5 billion.

All other previously communicated aspects of the Company's fiscal year 2022 financial guidance and assumptions remain the same.

Dividend Declaration

    The Company's Board of Directors declared a quarterly cash dividend of $0.46 per common share, payable August 29, 2022, to stockholders of record at the close of business on August 15, 2022.

Opioid Litigation

On June 27, 2022, AmerisourceBergen and the two other national pharmaceutical distributors entered into an agreement with the State of Oklahoma and participating subdivisions to resolve opioid-related claims, consistent with Oklahoma's allocations under the comprehensive settlement agreement to settle the vast majority of opioid lawsuits filed by state and local governmental entities. The agreement includes certain contingencies, including attaining the required rate of subdivision participation by September 23, 2022. The Oklahoma settlement agreement brings the number of States with whom the Company has recently settled opioid-related claims to 48 of 49 eligible states.
On July 31, 2022, the Company and the two other distributors reached an agreement to pay up to $400 million in a settlement with West Virginia subdivisions (excluding Cabell County and City of Huntington) to resolve opioid-related claims. The Company’s 31.0% share of the $400 million settlement amount is a component of its overall $6.4 billion total liability accrual. The agreement is subject to certain contingencies, including the rate of subdivision participation.

Conference Call & Slide Presentation

The Company will host a conference call to discuss the results at 8:30 a.m. ET on August 3, 2022. A slide presentation for investors has also been posted on the Company's website at investor.amerisourcebergen.com. Participating in the conference call will be:
•Steven H. Collis, Chairman, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be (844) 200-6205. From outside the United States and Canada, dial +1 (929) 526-1599. The access code for the call will be 620948. The live call will also be webcast via the Company’s website at investor.amerisourcebergen.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.amerisourcebergen.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial (866) 813-9403. From outside the United States and Canada, dial +44 (204) 525-0658. The access code for the replay is 958171.

Upcoming Investor Events

AmerisourceBergen management will be attending the following investor events in the coming months:

•Baird Healthcare Conference, September 13, 2022; and
•Morgan Stanley Healthcare Conference, September 14, 2022.

About AmerisourceBergen

AmerisourceBergen fosters a positive impact on the health of people and communities around the world by advancing the development and delivery of pharmaceuticals and healthcare products. As a leading global healthcare company, with a foundation in pharmaceutical distribution and solutions for manufacturers, pharmacies and providers, we create unparalleled access, efficiency and reliability for human and animal health. Our 42,000 global team members power our purpose: We are united in our responsibility to create healthier futures. AmerisourceBergen is ranked #10 on the Fortune 500 with more than $200 billion in annual revenue. Learn more at investor.amerisourcebergen.com.

AmerisourceBergen's Cautionary Note Regarding Forward-Looking Statements
Certain of the statements contained in this press release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act"). Words such as "expect," "likely," "outlook," "forecast," "would," "could," "should," "can," "project," "intend," "plan," "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words, and similar expressions are intended to identify such forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. Among the factors that could cause actual results to differ materially from those projected, anticipated, or implied are the following: the effect of and uncertainties related to the ongoing COVID-19 pandemic (including any government responses thereto) and any continued recovery from the impact of the COVID-19 pandemic; our ability to achieve and maintain profitability in the future; our ability to respond to general economic conditions, including elevated levels of inflation; our ability to manage our growth effectively and our expectations regarding the development and expansion of our business; the impact on our business of the regulatory environment and complexities with compliance; unfavorable trends in brand and generic pharmaceutical pricing, including in rate or frequency of price inflation or deflation; competition and industry consolidation of both customers and suppliers resulting in increasing pressure to reduce prices for our products and services; changes in the United States healthcare and regulatory environment, including changes that could impact prescription drug reimbursement under Medicare and Medicaid and declining reimbursement rates for pharmaceuticals; increasing governmental regulations regarding the pharmaceutical supply channel; continued federal and state government enforcement initiatives to detect and prevent suspicious orders of controlled substances and the diversion of controlled substances; continued prosecution or suit by federal and state governmental entities and other parties (including third-party payors, hospitals, hospital groups and individuals) of alleged violations of laws and regulations regarding controlled substances, and any related disputes, including shareholder derivative lawsuits; increased federal scrutiny and litigation, including qui tam litigation, for alleged violations of laws and regulations governing the marketing, sale, purchase and/or dispensing of pharmaceutical products or services, and associated reserves and costs; failure to comply with the Corporate Integrity Agreement; the outcome of any legal or governmental proceedings that may be instituted against us, including material adverse resolution of pending legal proceedings; the retention of key customer or supplier relationships under less favorable economics or the adverse resolution of any contract or other dispute with customers or suppliers; changes to customer or supplier payment terms, including as a result of the COVID-19 impact on such payment terms; the integration of the Alliance Healthcare businesses into the Company being more difficult, time consuming or costly than expected; the Company’s or Alliance Healthcare’s failure to achieve expected or targeted future financial and operating performance and results; the effects of disruption from the acquisition and related strategic transactions on the respective businesses of the Company and Alliance Healthcare and the fact that the acquisition and related strategic transactions may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the acquisition of businesses, including the acquisition of the Alliance Healthcare businesses and related strategic transactions, that do not perform as expected, or that are difficult to integrate or control, or the inability to capture all of the anticipated synergies related thereto or to capture the anticipated synergies within the expected time period; risks associated with the strategic, long-term relationship between Walgreens Boots Alliance, Inc. and the Company, including with respect to the pharmaceutical distribution agreement and/or the global generic purchasing services arrangement; managing foreign expansion, including non-compliance with the U.S. Foreign Corrupt Practices Act, anti-bribery laws, economic sanctions and import laws and regulations; our ability to respond to financial market volatility and disruption; changes in tax laws or legislative initiatives that could adversely affect the Company's tax positions and/or the Company's tax liabilities or adverse resolution of challenges to the Company's tax positions; the loss, bankruptcy or insolvency of a major supplier, or substantial defaults in payment, material reduction in purchases by or the loss, bankruptcy or insolvency of a major customer, including as a result of COVID-19; financial and other impacts of COVID-19 on our operations or business continuity; changes to the customer or supplier mix; malfunction, failure or breach of sophisticated information systems to operate as designed, and risks generally associated with cybersecurity; risks generally associated with data privacy regulation and the international transfer of personal data; financial and other impacts of macroeconomic and geopolitical trends and events, including the unfolding situation in Russia and Ukraine and its regional and global ramifications; natural disasters or other unexpected events, such as additional pandemics, that affect the Company’s operations; the impairment of goodwill or other intangible assets (including any additional impairments with respect to foreign operations), resulting in a charge to earnings; the Company's ability to manage and complete divestitures; the disruption of the Company's cash flow and ability to return value to its stockholders in accordance with its past practices; interest rate and foreign currency exchange rate fluctuations; declining economic conditions and increases in inflation in the United States and abroad; and other economic, business, competitive, legal, tax, regulatory and/or operational factors affecting the Company's business generally. Certain additional factors that management believes could cause actual outcomes and results to differ materially from those described in forward-looking statements are set forth (i) in Item 1A (Risk Factors), in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2021 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2022	% of Revenue	Three Months Ended June 30, 2021	% of Revenue	% Change
Revenue	$60,064,601		$53,405,695		12.5%

Cost of goods sold	58,049,232		51,517,489		12.7%

Gross profit [1]	2,015,369	3.36%	1,888,206	3.54%	6.7%

Operating expenses:
Distribution, selling, and administrative	1,212,152	2.02%	913,414	1.71%	32.7%
Depreciation and amortization	172,114	0.29%	127,101	0.24%	35.4%
Employee severance, litigation, and other [2]	67,870		226,964
Goodwill impairment [3]	75,936		—
Total operating expenses	1,528,072	2.54%	1,267,479	2.37%	20.6%

Operating income	487,297	0.81%	620,727	1.16%	(21.5)%

Other income, net [4]	(41,888)		(4,141)
Interest expense, net	52,862		51,338		3.0%

Income before income taxes	476,323	0.79%	573,530	1.07%	(16.9)%

Income tax expense	113,120		278,082

Net income	363,203	0.60%	295,448	0.55%	22.9%

Net loss (income) attributable to noncontrolling interests	43,761		(3,326)

Net income attributable to AmerisourceBergen Corporation	$406,964	0.68%	$292,122	0.55%	39.3%

Earnings per share:
Basic	$1.95		$1.42		37.3%
Diluted	$1.92		$1.40		37.1%

Weighted average common shares outstanding:
Basic	208,885		206,156		1.3%
Diluted	211,738		208,912		1.4%
 ________________________________________

1    Includes Turkey foreign exchange remeasurement expense of $27.6 million and a $23.1 million LIFO expense in the three months ended June 30, 2022. Includes a $113.9 million LIFO credit and a $147.4 million gain from antitrust litigation settlements in the three months ended June 30, 2021.
2 Consists of $3.9 million of employee severance, $23.4 million of legal fees in connection with opioid lawsuits and investigations, and $40.5 million of other costs in connection with acquisition-related deal and integration activities, business transformation efforts, and other restructuring initiatives in the three months ended June 30, 2022. Consists of $6.7 million of employee severance, a $124.3 million legal accrual related to opioid settlements, $28.9 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $67.0 million of other costs in connection with acquisition-related deal and integration activities, business transformation efforts, and other restructuring initiatives in the three months ended June 30, 2021.
3    The goodwill impairment is related to the Company's non-wholly-owned subsidiary in Brazil.
4    Includes a $60.0 million gain on the sale of non-core businesses, an $8.9 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform, and Turkey foreign exchange remeasurement expense of $5.8 million in the three months ended June 30, 2022.

Includes a $6.2 million gain on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the three months ended June 30, 2021.

AMERISOURCEBERGEN CORPORATION
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2022	% of Revenue	Nine Months Ended June 30, 2021	% of Revenue	% Change
Revenue	$177,412,857		$155,076,422		14.4%

Cost of goods sold	171,102,049		150,202,605		13.9%

Gross profit [1]	6,310,808	3.56%	4,873,817	3.14%	29.5%

Operating expenses:
Distribution, selling, and administrative	3,585,500	2.02%	2,378,563	1.53%	50.7%
Depreciation and amortization	523,333	0.29%	327,451	0.21%	59.8%
Employee severance, litigation, and other [2]	209,234		375,501
Impairment of assets	4,946		—
Goodwill impairment [3]	75,936		—
Total operating expenses	4,398,949	2.48%	3,081,515	1.99%	42.8%

Operating income	1,911,859	1.08%	1,792,302	1.16%	6.7%

Other (income) loss, net [4]	(48,008)		4,901
Interest expense, net	159,150		119,478		33.2%

Income before income taxes	1,800,717	1.01%	1,667,923	1.08%	8.0%

Income tax expense	432,853		559,763

Net income	1,367,864	0.77%	1,108,160	0.71%	23.4%

Net loss (income) attributable to noncontrolling interests	36,219		(5,926)

Net income attributable to AmerisourceBergen Corporation	$1,404,083	0.79%	$1,102,234	0.71%	27.4%

Earnings per share:
Basic	$6.72		$5.37		25.1%
Diluted	$6.63		$5.31		24.9%

Weighted average common shares outstanding:
Basic	208,895		205,255		1.8%
Diluted	211,633		207,679		1.9%
 ________________________________________

1    Includes a $37.7 million LIFO credit, Turkey foreign exchange remeasurement expense of $27.6 million, and a $1.8 million gain from antitrust litigation settlements in the nine months ended June 30, 2022. Includes a $160.6 million LIFO credit and a $147.4 million gain from antitrust litigation settlements in the nine months ended June 30, 2021.
2 Consists of $10.5 million of employee severance, a $36.6 million legal accrual related to opioid litigation settlements, $71.6 million of legal fees in connection with opioid lawsuits and investigations, and $90.5 million of other costs in connection with acquisition-related deal and integration activities, business transformation efforts, and other restructuring initiatives in the nine months ended June 30, 2022. Consists of $6.7 million of employee severance, a $141.4 million legal accrual related to opioid settlements, $85.9 million of litigation costs related to legal fees in connection with opioid lawsuits and investigations, and $141.5 million of other costs in connection with acquisition-related deal and integration activities, business transformation efforts, and other restructuring initiatives in the nine months ended June 30, 2021.
3    The goodwill impairment is related to the Company's non-wholly-owned subsidiary in Brazil.
4    Includes a $60.0 million gain on the sale of non-core businesses, a $6.3 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform, and Turkey foreign exchange remeasurement expense of $5.8 million in the nine months ended June 30, 2022.

Includes a $1.1 million loss on the currency remeasurement of deferred tax assets relating to Swiss tax reform in the nine months ended June 30, 2021.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$2,015,369	$1,528,072	$487,297	$476,323	$113,120	$43,761	$406,964	$1.92

Gains from antitrust litigation settlements	—	—	—	—	(60)	—	60	—

Turkey highly inflationary impact	27,618	—	27,618	33,423	—	—	33,423	0.16

LIFO expense	23,070	—	23,070	23,070	4,142	—	18,928	0.09

Acquisition-related intangibles amortization	—	(74,408)	74,408	74,408	24,894	(538)	48,976	0.23

Employee severance, litigation, and other	—	(67,870)	67,870	67,870	21,439	—	46,431	0.22

Goodwill impairment	—	(75,936)	75,936	75,936	—	(47,004)	28,932	0.14

Gain on sale of businesses	—	—	—	(59,973)	(13,193)	—	(46,780)	(0.22)

Tax reform [1]	—	—	—	8,886	(8,954)	—	17,840	0.08

Adjusted Non-GAAP	$2,066,057	$1,309,858	$756,199	$699,943	$141,388	$(3,781)	$554,774	$2.62

Adjusted Non-GAAP % change vs. prior year	27.0%	31.5%	19.9%	21.3%	16.6%		22.8%	21.3%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.36%	3.44%
Operating expenses	2.54%	2.18%
Operating income	0.81%	1.26%

________________________________________

1    Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$1,888,206	$1,267,479	$620,727	$573,530	$278,082	$(3,326)	$292,122	$1.40

Gains from antitrust litigation settlements	(147,432)	—	(147,432)	(147,432)	(15,266)	—	(132,166)	(0.63)

LIFO credit	(113,920)	—	(113,920)	(113,920)	(6,692)	—	(107,228)	(0.51)

Acquisition-related intangibles amortization	—	(44,282)	44,282	44,282	(4,355)	(890)	47,747	0.23

Employee severance, litigation, and other	—	(226,964)	226,964	226,964	6,034	—	220,930	1.06

Tax reform [1]	—	—	—	(6,243)	(136,588)	—	130,345	0.62

Adjusted Non-GAAP	$1,626,854	$996,233	$630,621	$577,181	$121,215	$(4,216)	$451,750	$2.16	[2]

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.54%	3.05%
Operating expenses	2.37%	1.87%
Operating income	1.16%	1.18%
________________________________________

1 Includes $127.6 million of expense relating to UK tax reform, $9.0 million of expense relating to Swiss tax reform, and $6.2 million of income on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

2 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2022
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Loss (Income) Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$6,310,808	$4,398,949	$1,911,859	$1,800,717	$432,853	$36,219	$1,404,083	$6.63

Gains from antitrust litigation settlements	(1,835)	—	(1,835)	(1,835)	(487)	—	(1,348)	(0.01)

Turkey highly inflationary impact	27,618	—	27,618	33,423	—	—	33,423	0.16

LIFO credit	(37,668)	—	(37,668)	(37,668)	(10,000)	—	(27,668)	(0.13)

Acquisition-related intangibles amortization	—	(231,866)	231,866	231,866	61,555	(4,092)	166,219	0.79

Employee severance, litigation, and other	—	(209,234)	209,234	209,234	45,836	—	163,398	0.77

Goodwill impairment	—	(75,936)	75,936	75,936	—	(47,004)	28,932	0.14

Impairment of assets	—	(4,946)	4,946	4,946	—	—	4,946	0.02

Gain on sale of businesses	—	—	—	(59,973)	(13,193)	—	(46,780)	(0.22)

Certain discrete tax expense	—	—	—	—	(18,979)	6,840	25,819	0.12

Tax reform [1]	—	—	—	6,316	(26,158)	—	32,474	0.15

Adjusted Non-GAAP	$6,298,923	$3,876,967	$2,421,956	$2,262,962	$471,427	$(8,037)	$1,783,498	$8.43	[2]

Adjusted Non-GAAP % change vs. prior year	38.0%	48.4%	23.9%	23.6%	19.0%		25.0%	22.7%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.56%	3.55%
Operating expenses	2.48%	2.19%
Operating income	1.08%	1.37%

________________________________________

1    Includes tax expense relating to Swiss tax reform and a loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

2    The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2021
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Noncontrolling Interests	Net Income Attributable to ABC	Diluted Earnings Per Share
GAAP	$4,873,817	$3,081,515	$1,792,302	$1,667,923	$559,763	$(5,926)	$1,102,234	$5.31

Gains from antitrust litigation settlements	(147,432)	—	(147,432)	(147,432)	(15,266)	—	(132,166)	(0.64)

LIFO credit	(160,565)	—	(160,565)	(160,565)	(16,625)	—	(143,940)	(0.69)

Acquisition-related intangibles amortization	—	(94,289)	94,289	94,289	3,043	(1,764)	89,482	0.43

Employee severance, litigation, and other	—	(375,501)	375,501	375,501	36,502	—	338,999	1.63

Certain discrete tax benefits [1]	—	—	—	—	20,425	—	(20,425)	(0.10)

Tax reform [2]	—	—	—	1,086	(191,607)	—	192,693	0.93

Adjusted Non-GAAP	$4,565,820	$2,611,725	$1,954,095	$1,830,802	$396,235	$(7,690)	$1,426,877	$6.87

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.14%	2.94%
Operating expenses	1.99%	1.68%
Operating income	1.16%	1.26%
________________________________________

1 Represents an adjustment of discrete tax benefits primarily attributable to the income tax deductions resulting from the permanent shutdown of the PharMEDium business.

2 Includes $127.6 million of expense relating to UK tax reform, $64.0 million of expense relating to Swiss tax reform, and a $1.1 million loss on the currency remeasurement of the related deferred tax assets, which is recorded within Other (Income) Loss, Net.

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2022	2021	% Change
U.S. Healthcare Solutions	$53,389,345	$50,375,842	6.0%
International Healthcare Solutions	6,676,726	3,030,769	120.3%
Intersegment eliminations	(1,470)	(916)

Revenue	$60,064,601	$53,405,695	12.5%

	Three Months Ended June 30,
Operating income	2022	2021	% Change
U.S. Healthcare Solutions	$579,927	$529,790	9.5%
International Healthcare Solutions	176,272	100,831	74.8%
Total segment operating income	756,199	630,621	19.9%

Gains from antitrust litigation settlements	—	147,432
LIFO (expense) credit	(23,070)	113,920
Turkey highly inflationary impact	(27,618)	—
Acquisition-related intangibles amortization	(74,408)	(44,282)
Employee severance, litigation, and other	(67,870)	(226,964)
Goodwill impairment	(75,936)	—
Operating income	$487,297	$620,727

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.49%	2.44%
Operating expenses	1.40%	1.38%
Operating income	1.09%	1.05%

International Healthcare Solutions
Gross profit	11.05%	13.20%
Operating expenses	8.41%	9.87%
Operating income	2.64%	3.33%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.36%	3.54%
Operating expenses	2.54%	2.37%
Operating income	0.81%	1.16%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.44%	3.05%
Adjusted operating expenses	2.18%	1.87%
Adjusted operating income	1.26%	1.18%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2022	2021	% Change
U.S. Healthcare Solutions	$157,311,755	$150,114,010	4.8%
International Healthcare Solutions	20,104,199	4,964,112	305.0%
Intersegment eliminations	(3,097)	(1,700)

Revenue	$177,412,857	$155,076,422	14.4%

	Nine Months Ended June 30,
Operating income	2022	2021	% Change
U.S. Healthcare Solutions	$1,878,556	$1,750,432	7.3%
International Healthcare Solutions	543,400	203,663	166.8%
Total segment operating income	2,421,956	1,954,095	23.9%

Gains from antitrust litigation settlements	1,835	147,432
LIFO credit	37,668	160,565
Turkey highly inflationary impact	(27,618)	—
Acquisition-related intangibles amortization	(231,866)	(94,289)
Employee severance, litigation, and other	(209,234)	(375,501)
Impairment of assets	(4,946)	—
Goodwill impairment	(75,936)	—
Operating income	$1,911,859	$1,792,302

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.59%	2.52%
Operating expenses	1.39%	1.35%
Operating income	1.19%	1.17%

International Healthcare Solutions
Gross profit	11.09%	15.81%
Operating expenses	8.39%	11.71%
Operating income	2.70%	4.10%

AmerisourceBergen Corporation (GAAP)
Gross profit	3.56%	3.14%
Operating expenses	2.48%	1.99%
Operating income	1.08%	1.16%

AmerisourceBergen Corporation (Non-GAAP)
Adjusted gross profit	3.55%	2.94%
Adjusted operating expenses	2.19%	1.68%
Adjusted operating income	1.37%	1.26%

Note: For more information related to non-GAAP financial measures, refer to the section titled "Supplemental Information Regarding Non-GAAP Financial Measures" of this release.

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$3,034,233	$2,547,142
Accounts receivable, net	18,624,104	18,167,175
Inventories	15,823,360	15,368,352
Right to recover assets	1,565,883	1,271,557
Prepaid expenses and other	696,946	1,448,383
Total current assets	39,744,526	38,802,609

Property and equipment, net	2,104,765	2,162,961
Goodwill and other intangible assets	13,240,098	14,287,458
Deferred income taxes	252,379	290,791
Other long-term assets	1,831,862	1,793,986

Total assets	$57,173,630	$57,337,805

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$39,305,668	$38,009,954
Other current liabilities	2,427,076	3,048,474
Short-term debt	1,421,566	300,213
Total current liabilities	43,154,310	41,358,641

Long-term debt	4,640,131	6,383,711

Accrued income taxes	306,356	281,070
Deferred income taxes	1,612,325	1,685,296
Other long-term liabilities	1,033,018	1,082,723
Accrued litigation liability	5,909,626	5,961,953

Total equity	517,864	584,411

Total liabilities and stockholders' equity	$57,173,630	$57,337,805

AMERISOURCEBERGEN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2022	2021
Operating Activities:
Net income	$1,367,864	$1,108,160
Adjustments to reconcile net income to net cash provided by operating activities	704,628	599,953
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(1,550,962)	(116,845)
Inventories	(712,849)	(594,708)
Accounts payable	2,074,612	242,419
Other, net	(344,675)	417,790
Net cash provided by operating activities	1,538,618	1,656,769

Investing Activities:
Capital expenditures	(322,732)	(273,407)
Cost of acquired companies, net of cash acquired	(124,158)	(5,536,717)
Cost of equity investments	—	(162,620)
Proceeds from the sale of businesses	258,082	—
Other, net	(4,899)	2,516
Net cash used in investing activities	(193,707)	(5,970,228)

Financing Activities:
Net debt (repayments) borrowings	(576,303)	2,620,315
Purchases of common stock [1]	(248,422)	(82,150)
Exercises of stock options	83,954	164,297
Cash dividends on common stock	(295,239)	(274,041)
Other, net	(43,309)	(30,965)
Net cash (used in) provided by financing activities	(1,079,319)	2,397,456

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(33,056)	—

Increase (decrease) in cash, cash equivalents, and restricted cash, including cash classified within assets held for sale	232,536	(1,916,003)
Less: Increase in cash classified within assets held for sale	(610)	—
Increase (decrease) in cash, cash equivalents, and restricted cash	231,926	(1,916,003)

Cash, cash equivalents, and restricted cash at beginning of period [2]	3,070,128	4,597,746

Cash, cash equivalents, and restricted cash at end of period [2]	$3,302,054	$2,681,743

________________________________________
1    Additional purchases made in June 2022 totaling $11.7 million cash settled in July 2022.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash used in the Condensed Consolidated Statements of Cash Flows:

	June 30, 2022	September 30, 2021	June 30, 2021	September 30, 2020
Cash and cash equivalents	$3,034,233	$2,547,142	$2,553,217	$4,597,746
Restricted cash (included in Prepaid Expenses and Other)	207,722	462,986	128,526	—
Restricted cash (included in Other Long-Term Assets)	60,099	60,000	—	—
Cash, cash equivalents, and restricted cash	$3,302,054	$3,070,128	$2,681,743	$4,597,746

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense (credit). Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, Turkey highly inflationary impact and LIFO expense (credit) are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization, employee severance, litigation, and other, goodwill impairment and impairment of assets. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude employee severance amounts that relate to unpredictable and/or non-recurring business restructuring. We exclude the amount of litigation settlements and other expenses, goodwill impairment, and the impairment of assets that are unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on the sale of businesses and the gain (loss) on the currency remeasurement of the deferred tax asset relating to Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense/benefit by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) primarily attributable to foreign valuation allowance adjustments for the nine months ended June 30, 2022 and the income tax deduction recognized in connection with the permanent shutdown of PharMEDium are also excluded from adjusted income tax expense for the nine months ended June 30, 2021. Further, certain expenses relating to tax reform in Switzerland are excluded from adjusted income tax expense for the three and nine months ended June 30, 2022, and certain expenses relating to tax reform in Switzerland and the United Kingdom are excluded from adjusted income tax expense for the three and nine months ended June 30, 2021. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted net income/loss attributable to noncontrolling interests: Adjusted net income/loss attributable to noncontrolling interests excludes the non-controlling interest portion of the same items described above. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of adjusted net income attributable to the Company.

•Adjusted net income attributable to the Company: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company's performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; Turkey highly inflationary impact; LIFO expense (credit); acquisition-related intangibles amortization; employee severance, litigation, and other; goodwill impairment; impairment of assets; gain on sale of businesses; and the loss on the currency remeasurement related to Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax expense (benefits) primarily attributable to foreign valuation allowance adjustments for the nine months ended June 30, 2022 and the income tax deduction recognized in connection with the permanent shutdown of PharMEDium for the nine months ended June 30, 2021 are excluded from adjusted diluted earnings per share. Further, the per share impact of certain expenses relating to tax reform in Switzerland are also excluded from adjusted diluted earnings per share for the three and nine months ended June 30, 2022, and the per share impact of certain expenses relating to tax reform in Switzerland and the United Kingdom are also excluded from adjusted diluted earnings per share for the three and nine months ended June 30, 2021. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature. The Company updated its non-GAAP fiscal year 2022 guidance for diluted earnings per share. The guidance for this metric excludes the same or similar items as those that are excluded from the historical non-GAAP financial measure, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for diluted earnings per share because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. The Company has updated its non-GAAP fiscal year 2022 guidance for adjusted free cash flow. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Investor Relations
610-727-3693
bmurphy@amerisourcebergen.com

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